--------------------------------------------------------------------------------

Superconductor Technologies Inc. Completes 1-for-12 Reverse Stock Split

AUSTIN, Texas, March 11, 2013 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, today announced that it is effecting a one-for-twelve (1:12) reverse split of its common stock, effective at the close of business today. The reverse stock split, which was authorized by its Board of Directors, was approved by STI's stockholders on March 11, 2013 at a Special Meeting of the Stockholders. Upon tomorrow's (March 12) market open, STI's common stock will continue trading on a split-adjusted basis under the symbol SCON with a new CUSIP number.

STI has implemented the reverse stock split in order to meet the Nasdaq Capital Market's maintenance standard that requires STI to maintain at least a $1.00 per share minimum bid price. STI anticipates that following the reverse stock split, its common stock will trade at a price higher than the $1.00 per share minimum bid price. However, there can be no assurance that, after the consummation of the reverse stock split, the common stock will trade at twelve (12) times the market price prior to the reverse stock split or above the $1.00 per share minimum bid price.

In the reverse split, each twelve shares of issued and outstanding common stock will be converted automatically into one share of common stock. No fractional shares will be issued in connection with the reverse stock split, and stockholders who would be entitled to fractional shares will receive cash in lieu of fractional shares. The number of shares of STI common stock issued and outstanding will be reduced from approximately 50,533,875 shares as of March 11, 2013, to approximately 4,211,156 shares outstanding post split. The reverse split will also have a proportionate effect on all stock options and warrants outstanding as of March 11, 2013.

Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record as of March 11, 2013 who hold share certificates will receive instructions from STI's transfer agent, Registrar and Transfer Company, explaining the process for obtaining new post-split stock certificates. Registrar and Transfer Company will act as the exchange agent for purposes of implementing the exchange of stock certificates.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Austin, TX, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications. Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com/.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: limited cash and a history of losses; our ability to raise sufficient capital to fund our operations, and the impact on our strategic initiatives of any inability to raise such funds; the impact of any such financing activity on the level of our stock price; limited number of potential customers; decreases in average selling prices for our products; rapidly advancing technology in our target markets; our need to overcome additional technical challenges in attaining milestones to develop and manufacture commercial lengths of our Conductus® HTS wire; customer acceptance of our Conductus HTS wire; the impact of competitive products, technologies and pricing; limited number of suppliers for some of our components; no significant backlog from quarter to quarter; fluctuations in sales and product demand from quarter to quarter, which can be significant; our proprietary rights, while important to our business, are difficult and costly to protect; manufacturing capacity constraints and difficulties; cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events, and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2012 and in STI's other public filings. These documents are available online at STI's website, http://www.suptech.com/, or through the SEC's website, http://www.sec.gov/. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Contact:

Investor Relations, http://www.globenewswire.com/newsroom/ctr?d=10012047&l=14&a=invest%40suptech.com&u=mail to%3Ainvest%40suptech.com, Cathy Mattison or Kirsten Chapman of LHA, +1-415-433-3777, for Superconductor Technologies Inc.